Exhibit 21

List of Subsidiaries

As of April 15, 2025, the following is a list of the subsidiaries of GameSquare Holdings, Inc.:

Subsidiaries	Jurisdiction of Incorporation
FaZe Holdings, Inc. FaZe Clan Inc.	USA USA
LA Peripherals Inc.	USA
Faze Media Holdings LLC	USA
Faze Media Inc.	USA
Stream Hatchet S.L.	Spain
SideQik Inc.	USA
Frankly Inc.	Canada
Frankly Media LLC	USA
Vemba Media Technologies Private Limited	India
GameSquare Esports (USA) Inc.	USA
GCN Inc.	USA
Swingman LLC	USA
Mission Supply LLC	USA
Code Red Esports Ltd.	UK

Discontinued / Inactive
UMG Media Ltd.	Canada
UMG Media Corp	Canada
UMG Events LLC	USA
Crowd Control Studies Inc.	Canada
UMG Events (Ontario) Ltd.	Canada
WinView, Inc.	USA